Paneltech International, L.L.C.

Promissory Note

December 18, 2009                                                                                                                     $206,347.20

Paneltech International, L.L.C., a Washington limited liability company (together with its successors and assigns, the “Issuer”), for value received, hereby promises to pay to the order of the L.D. Nott Company, a Washington corporation having an address of 114 First Avenue, Aberdeen, WA  98520 (together with its successors, transferees and assigns, the “Noteholder”) the principal sum of Two Hundred Six Thousand Three Hundred Forty-Seven Dollars and Twenty Cents ($206,347.20) (the “Note Amount”), together with any applicable interest thereon as provided in this promissory note (this “Note”).

1.  Interest.  Beginning on March 23, 2010, the outstanding Note Amount on this Note shall bear non-compounded simple interest at a rate equal to twelve percent (12%) per annum (“Interest”).  On March 23, 2010 and on the same date every month for the next eleven months immediately thereafter, or until any outstanding Note Amount together with accrued but unpaid Interest has been paid in full, the Issuer shall pay to Noteholder, together with any accrued but unpaid Interest, an amount equal to one-twelfth (1/12th) of the unpaid Note Amount on March 23, 2010, plus accrued but unpaid Interest.

2.  Distribution.  This Note is being issued in consideration of certain membership distributions that were owed by the Issuer to the Noteholder.

3.  Prepayment.  The Issuer may at its option, at any time or from time to time, prepay this Note (and accrued Interest), in whole or in part, without premium or penalty. Any such optional prepayment shall be applied to reduce the unpaid Note Amount monthly installments, in direct order of maturity.

4.  Issuer Register.  The Issuer shall keep a register at its principal place of business (the “Register”) in which it shall enter the Noteholder’s name and address as set forth above. For the purpose of paying principal and any interest on this Note, the Issuer shall be entitled to rely on the name and address in the Register.

5.  Transfer.  This Note is neither assignable nor transferable by the Noteholder without the Issuer’s prior written consent.

6.  No Waiver.  No failure by the Noteholder to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

7.  Acceleration.  In case one or more of the following events (“Events of Default”) (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall have occurred and be continuing:

(a)  failure by the Issuer to pay all or any part of the Note Amount within ten (10) business days after the same shall become due and payable; or

(b)  failure by the Issuer to pay all or any part of the interest on this Note within ten (10) business days after the same shall become due and payable; or

(c)  the Issuer becomes the subject of any voluntary bankruptcy, insolvency or similar proceeding, or any involuntary bankruptcy, insolvency or similar proceeding not stayed or dismissed within sixty (60) days of filing, then:  (i) except in the case of an Event of Default specified in Section 7(c) hereof, the Noteholder, by notice in writing to the Issuer, may declare the aggregate Note Amount to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable and (ii) if an Event of Default specified in Section 7(c) occurs, the Note Amount shall become and be immediately due and payable without any declaration or other act on the part of the Noteholder.

8.  No Action.  The Issuer shall not by any action, including, without limitation, amending its certificate of formation through any reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, winding up, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be reasonably necessary or appropriate to protect the rights of the Noteholder against impairment.

9.  Costs; Expenses.  Should the Noteholder initiate an action to enforce the provisions of this Note, then the prevailing party in such action, as determined by the court, agency, tribunal or other body with jurisdiction over the action, shall be reimbursed its reasonable fees and out-of-pocket expenses of counsel in connection with such action.

10.  Amendment.  This Note may only be amended by a written instrument or instruments executed by both the Issuer and the Noteholder.

11.  Waivers.  The Issuer hereby waives any requirements of demand, presentment for payment, notice of dishonor, notice of protest and protest.

12.  Governing Law; Forum.  This agreement shall be governed by, and construed and interpreted in accordance with, the laws of the state of New York without reference to the choice of laws provisions thereof.  Any action, suit or proceeding initiated by any party hereto against any other party hereto under or in connection with this Note shall be brought in any state or federal court in the State of New York. Each party hereto submits itself to the exclusive jurisdiction of any such court, waives any claims of forum non conveniens and agrees that service of process may be effected on it by the means by which notices are to be given pursuant to this Note.

13.  Notices.  All notices (including other communications required or permitted) under this Note must be in writing and must be delivered (a) in person, (b) by registered or certified mail, postage prepaid, return receipt requested, (c) by a generally recognized courier or messenger service that provides written acknowledgment of receipt by the addressee or (d) by facsimile or other generally accepted means of electronic transmission with a verification of delivery.  Notices are deemed delivered when actually delivered to the address for notices.  Notices to the Noteholder must be given to its last known address appearing on the Register and notices to the Issuer must be given at its principal place of business. Any party may furnish, from time to time, other addresses for notices to it.

[Signature Page Follows]

IN WITNESS WHEREOF, Issuer has caused this Note to be executed by its officer thereunto duly authorized as of the date first above written.

PANELTECH INTERNATIONAL, L.L.C.

By:	/s/ Leroy Nott
	Name:	Leroy Nott
	Title:	President